VOTING AGREEMENT
                                ----------------



     VOTING AGREEMENT (the  "Agreement"),  dated as of July 20, 2005, by and among Sheridan Square Entertainment, Inc., a Delaware corporation ("Sheridan"), Hirsch International Corp., a Delaware corporation ("Hirsch"), and the individuals listed on Schedule A attached hereto (each a "Stockholder" and collectively, the "Stockholders").

                                    RECITALS

                  WHEREAS, Sheridan and Hirsch are parties to that certain Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which SSE Acquisition Corp., a wholly-owned subsidiary of Hirsch, shall merge with and into Sheridan, with Sheridan being the surviving corporation and becoming a wholly-owned subsidiary of Hirsch (the "Merger Transaction"); and

                  WHEREAS, as an inducement for Sheridan to enter into the Merger Agreement, the Stockholders have agreed to vote their shares of Hirsch stock in favor of the Merger Transaction;

                  WHEREAS, a condition precedent to the execution and delivery of the Merger Agreement is the execution and delivery of this Agreement; and

                  WHEREAS, as of the date hereof, each Stockholder is the registered owner of, or has the power to vote, the number of shares of common stock of Hirsch ("Hirsch Stock") as indicated on Schedule A.

                  NOW, THEREFORE for valuable consideration, including the execution and delivery of the Merger Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    AGREEMENT

1. Voting of Shares.

a. Voting of Shares. At every meeting of the Stockholders of Hirsch called, and at every adjournment thereof, and on every action or approval by written consent of the Stockholders of Hirsch, each Stockholder shall vote (or cause to be voted) the Shares (as defined in Section 1(b) below) owned by such Stockholder:
(i) in favor of the adoption of the Merger Agreement and all of the other transactions contemplated by the Merger Agreement; (ii) against any proposal for any merger, consolidation, sale of assets, recapitalization or other business combination involving Hirsch (other than the Merger Transaction) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Hirsch under the Merger Agreement or which would result in any of the conditions to Hirsch's obligations under the Merger Agreement not being fulfilled; and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement provided, however, that the agreements of any such Stockholder described in (i) through (iii) above shall not apply where such Stockholder is also a director of Hirsch and, Hirsch has received a Superior Proposal (as such term is defined in Section 4.14(d) of the Merger Agreement).

b. "Shares" shall mean: (i) all securities of Hirsch (including all shares of Hirsch Stock and all options, warrants and other rights to acquire Hirsch Stock) owned by each Stockholder as of the date of this Agreement; and (ii) all additional securities of Hirsch (including all shares of Hirsch Stock and all additional options, warrants and other rights to acquire Hirsch Stock) of which each Stockholder acquires ownership during the period from the date of this Agreement through the termination of this Agreement. In the event of a stock dividend or distribution, or any change in Hirsch Stock by reason of any stock dividend or distribution, or any change in Hirsch Stock by reason of any split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

c. Each Stockholder hereby gives any consents or waivers that are reasonably required for the approval of the Merger Transaction under the terms of any agreements to which the Stockholder is a party.

d. Nothing in this Agreement shall limit or restrict any Stockholder in acting in his capacity as a director of Hirsch or any Subsidiary of Hirsch and exercising his fiduciary responsibilities, it being understood that this Agreement shall apply to each Stockholder solely in his capacity as a stockholder of the Company, and shall not apply to such stockholders actions, judgment or decisions as a director of Hirsch or any Subsidary of Hirsch.

                  e. Promptly following the execution of this Agreement, the parties hereto shall use their reasonable efforts to cause Paul Levine, a substantial shareholder of Hirsch, to execute and become a party to this Agreement.

2. Restrictions on Transfer of Shares.

a. Prior to the consummation of the Merger Transaction, each Stockholder hereby agrees not to take any of the following actions, except in accordance with subsection (b) of this Section 2: (i) tender any of the Stockholder's Shares or any securities convertible into or exchangeable or exercisable for the Stockholder's Shares to any person; (ii) sell, transfer, distribute, pledge, encumber, assign or otherwise dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in the disposition by any person at any time in the future of) any of the Stockholder's Shares or any securities convertible into, exchangeable or exercisable for the Stockholder's Shares; (iii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any of the Stockholder's Shares; (iv) enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Hirsch (except pursuant to the Merger Transaction), (v) deposit any of the Stockholder's Shares into a voting trust or depositary facility or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto; or (vi) enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Shares, any securities convertible into, exchangeable or exercisable for shares of Hirsch Stock or any other capital stock of Hirsch or any interest in any of the foregoing with any person (any transaction referred to in clause (i), (ii), (iii), (iv), (v) or (vi) is hereinafter referred to as a "Transfer").

b. Notwithstanding subsection (a) above, each Stockholder may take an action described in subsection (a) of this Section 2 if (i) Sheridan gives its prior written consent to such action or (ii) the proposed transferee shall have executed a counterpart of this Agreement and shall have agreed to hold such Shares or interest in such Shares subject to all of the terms and provisions of this Agreement.

c. No Stockholder shall request that Hirsch or its transfer agent register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, and each Stockholder hereby consents to the entry of stop transfer instructions by Hirsch of any Transfer of such Stockholder's Shares, unless such Transfer is made in compliance with this Agreement.

d. Hirsch will not register the Transfer (book-entry or otherwise) of any certificate or uncertified interest representing any of the Stockholder's Shares and will enter a stop transfer instruction on any Transfer attempted in violation of this Agreement.

3. Representations and Warranties; Additional Covenants of the Stockholders. Each Stockholder hereby represents and warrants, severally and not jointly, and covenants to Sheridan as follows:

a. Authorization. Stockholder has the power, corporate or otherwise, and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each Stockholder have been duly and validly authorized by such Stockholder and no other proceedings, corporate or otherwise, on the part of the Stockholder is necessary to authorize the execution and delivery of this Agreement or the performance by the Stockholder of its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

b. No Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or similar organizational documents, if any, of each Stockholder, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which such Stockholder is a party or by which any of its properties or assets including the Shares may be bound, or (iii) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation applicable to such Stockholder or any of its properties or assets, including the Shares.

c. Title to Shares. Stockholder is the registered or beneficial owner of its Shares free and clear of any lien or encumbrance, proxy or voting restriction other than pursuant to this Agreement. Such Shares are all the securities of Hirsch owned of record or beneficially by such Stockholder on the date of this Agreement.

d. Accredited Investor. Stockholder is an "accredited investor" within the meaning of the United States Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

e. Reliance by Sheridan. Stockholder acknowledges that the execution and delivery of this Agreement is a material and substantial inducement for Sheridan to execute and deliver the Merger Agreement.

f. Certain Actions. Prior to the termination of this Agreement, each Stockholder agrees not to, directly or indirectly, take any other action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect.

g. Acknowledgment and Approval of the Merger Agreement. The Stockholder hereby acknowledges and agrees that the Stockholder has received a copy of the Merger Agreement and that the Stockholder has reviewed and understands the terms thereof.

h. Ownership. Nothing contained in this Agreement shall be deemed to vest in Sheridan any direct or indirect ownership or incidence of ownership of or with respect to any of the Stockholder's Shares. Except as otherwise provided herein, all rights, ownership and economic benefits of and relating to the Stockholder's Shares shall remain and belong to the Stockholder, and Sheridan shall not have any authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Hirsch or exercise any power or authority to direct such Stockholder in the voting of any of such Stockholder's Shares, except as otherwise provided herein, or the performance of the Stockholder's duties or responsibilities as a Stockholder of Hirsch.

i. No Solicitation. Stockholder will not, directly or indirectly, and will instruct its agents, representatives, affiliates, employees, officers and directors not to, directly or indirectly, solicit or initiate any proposal or offer (including, without limitation, any proposal or offer to the Stockholders of Hirsch) that constitutes, or may reasonably be expected to lead to, any acquisition of Hirsch (an "Acquisition"). Stockholder shall notify Sheridan immediately after receipt by such Stockholder or any of such Stockholder's agents, representatives, affiliates, employees, officers and directors, of any proposal for, or inquiry respecting, an Acquisition or any request for nonpublic information in connection with such a proposal or inquiry, or for access to the properties, books or records of Hirsch by any person or entity that informs or has informed Hirsch or any Stockholder that it is considering making or has made such a proposal or inquiry provided, that if Stockholder is a director or officer of Hirsch, such disclosure does not, in the opinion of counsel to Hirsch, violate any fiduciary duty or obligation which Stockholder, in his capacity as a director or officer of Hirsch, may owe to Hirsch or the other stockholders of Hirsch. Such notice to Sheridan shall indicate in reasonable detail the identity of the person making the proposal or inquiry and the terms and conditions of such proposal or inquiry. Stockholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition, except in respect of the transactions contemplated by this Agreement, to the extent that such Stockholder is also an officer or director of Hirsch.

4. General Provisions.

a. Notices. All notices and other communications given or made pursuant this Agreement shall be in writing and shall be deemed given, (i) five business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided, however, that the facsimile is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party (or at such other addresses as shall be specified by notice given in accordance with this Section
4):

if to Hirsch:              Hirsch International Corp.
                           200 Wireless Boulevard
                           Hauppauge, New York  11788
                           Attention:  Paul Gallagher
                           Facsimile No.: (631) 952-7110



with a copy to:            Ruskin Moscou Faltischek, P.C.
                           East Tower, 15th Floor
                           190 EAB Plaza
                           Uniondale, New York  11556-0190
                           Attention:  Adam Silvers, Esq.
                           Facsimile No.:  (516) 663-6719

if to a Stockholder:       then to the address listed opposite such
                           Stockholder's name on Schedule A attached hereto.

if to Sheridan:            Sheridan Square Entertainment, Inc.
                           130 Fifth Avenue, 7th Floor
                           New York, New York  10011
                           Attention:  Joseph Bianco
                           Facsimile No.:  (212) 414-3231

with a copy to:            Olshan Grundman Frome Rosenzweig & Wolosky LLP
                           Park Avenue Tower
                           65 East 55th Street
                           New York, New York  10022
                           Attention:  Robert L. Frome, Esq.
                           Facsimile No.:  (212) 451-2222

b. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

c. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application hereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application hereof, in any other jurisdiction.

d. Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof, nor shall any single or partial exercise hereof preclude any other or further exercise hereof or the exercise of any other right, power or privilege.

e. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties by operation of law or otherwise without the prior written consent of the other parties.

f. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

g. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of law principles hereof.

h. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

i. Submission to Jurisdiction; Waivers; Consent to Service of Process. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined only in a United States or New York State Court sitting in the counties of New York or Suffolk, State of New York. Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts in the event that any dispute arises out of this Agreement or any transaction contemplated hereby. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 4(a). Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 4(i), (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

j. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

k. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED ISSUES AND, THEREFORE, SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES (i) THAT SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (ii) THAT SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iii) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(k).

l. Termination. This Agreement and all obligations of the parties hereunder and thereunder, shall terminate immediately, without any further action being required, upon the earlier of (i) any termination of the Merger Agreement or
(ii) the consummation of the Merger Transaction.

m. Further Assurances. Each party to this Agreement agrees (i) to furnish upon request to the other party such further information, (ii) to execute and deliver to the other party such other documents and (iii) to do such other acts and things as the other party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to herein.

n. Interpretation. The words "hereof," "herein," "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Section and exhibit references are to the sections and exhibits of this Agreement unless otherwise specified. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

"Sheridan"                                       "Hirsch"

Sheridan Square Entertainment, Inc.              Hirsch International Corp.



By:  /s/ Joseph J. Bianco                        By:  /s/ Paul Gallagher
------------------------------------------------------------------------

Name:  Joseph J. Bianco                          Name:  Paul Gallagher

Title: Co-Chief Executive Officer               Title:  President and Cheif CEO




         "STOCKHOLDERS"




         By:  /s/ Paul Gallagher
         -----------------------

         Name:  Paul Gallagher

         Title: President and Cheif CEO






         By:    /s/ Henry Arnberg
         ------------------------

         Name: Henry Arnberg

         Title: Chairman of the Board





                      [Signature Page to Voting Agreement]

                                   SCHEDULE A
                                   ----------

                                  STOCKHOLDERS


Name              Address                        Number and Type of Shares
----              -------                        -------------------------

Henry Arnberg     c/o Hirsch International Corp.   981, 659 shares - Class A
                                                        Common Stock
                  200 Wireless Boulevard           400,018 shares - Class B
                                                        Common Stock
                  Hauppauge, New York 11787

Paul Gallagher    c/o Hirsch International Corp.   295,000 shares - Class A
                                                        Common Stock
                  200 Wireless Boulevard

                  Hauppauge, New York 11787